Exhibit (a)(2)(a)

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF TRUST

OF

PACIFIC LIFE FUNDS

This Certificate of Amendment (“Certificate”) to the Amended and Restated Certificate of Trust of Pacific Life Funds (the “Trust”), which was originally filed with the Secretary of State of the State of Delaware on January 4, 2007, has been duly executed and is being filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code Ann. § 3801 et seq.) by the undersigned and sets forth the following:

1.	The name of the Trust is now Pacific Life Funds.

2.	The Trust’s Amended and Restated Certificate of Trust is hereby amended to change the name of the Trust to Pacific Funds Series Trust.

3.	This Certificate shall be effective on January 22, 2015.

IN WITNESS WHEREOF, the undersigned, an officer of the Trust, has duly executed this Certificate as of the 21st day of January, 2015.

By:	/s/ Audrey L. Cheng
Audrey L. Cheng
Vice President
700 Newport Center Drive
Newport Beach, California 92660